EXHIBIT 4.1



             CONSULTING AND LEGAL SERVICES PLAN

THIS CONSULTING AND LEGAL SERVICES PLAN (the "Plan") is made as of the 19th day of December, 2001, by BACH-HAUSER, INC.
(the "Company"), for the Company's consultants (each of which is referred to as a "consultant," collectively referred to as "the Consultants").

R E C I T A L S:

The Company desires to grant to the Consultants as compensation for consulting and/or legal services provided to the Company, shares of the Company's common stock, pursuant to the provisions set forth herein;

1. Grant of Shares. The Company shall grant to the Consultants, from time-to-time, shares of common stock (the
     "Shares") in the Company. Grants to an individual consultant shall be approved in advance by resolution of the Company's
     Board of Directors.

2.   Services.  CONSULTANTS SHALL PROVIDE BONA-FIDE
     CONSULTING AND/OR LEGAL SERVICES TO THE COMPANY AND BY EXECUTING THIS PLAN, THE COMPANY ACKNOWLEDGES THAT THE SERVICES TO BE RENDERED HEREBY ARE NOT IN CONNECTION WITH THE OFFER OR SALE OF SECURITIES IN A CAPITAL RAISING TRANSACTION AND DO NOT DIRECTLY OR INDIRECTLY PROMOTE OR MAINTAIN A MARKET FOR THE SECURITIES OF THE COMPANY. ANY LEGAL SERVICES REQUESTED WHICH, IN THE SOLE OPINION OF THE ATTORNEYS, MAY BE IN CONNECTION WITH THE OFFER AND SALE OF SECURITIES OR WHICH PROMOTE OR MAINTAIN A MARKET FOR THE COMPANY'S SECURITIES, WILL BE PAID BY THE COMPANY UNDER A SEPARATE AGREEMENT.

3. Compensation. Shares shall be valued at the fair market value on the day the Company approves issuance of such shares by board resolution. Consultants are responsible for all income taxes.

4. Registration. The Shares will be registered with the Securities and Exchange Commission on Form S-8.

5. Delivery of Shares. The Company shall deliver to a consultant such shares for services pursuant to the individual agreements for services between the Company and the consultant.

6. Integration and Captions. This Plan includes the entire understanding with respect to the subject matter hereof. The captions herein are for convenience and shall not control the interpretation of this Plan.

7. Cooperation. The Company agrees to execute such reasonable necessary documents in order to carry out the intent and purpose of this Plan as set forth above.

8. Fees, Costs and Expenses. The Company acknowledges and agrees to pay, without reimbursement, the fees, costs, and expenses incurred in this Plan.

9. Severability. In the event any one or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties have executed this Plan the day and year first above written.



 BACH-HAUSER, INC.



 By: /s/
 Peter Preston, President and Director



 By: /s/
 Fern Hill, Secretary, Treasurer and
 Director